EXHIBIT 10.38

ASSIGNMENT AND ASSUMPTION OF LEASE

This Assignment and Assumption of Lease ("Assignment") is made on April 30, 2005 by and between Anatrace, Inc., ("Assignor"), and UBS Acquisition, an Ohio corporation, ("Assignee").

Attached to this Assignment as Exhibit A is a copy of a Lease Agreement by and between OTR, as Landlord, and Anatrace, Inc., as Tenant, dated February 14, 2001 and covering real property consisting of approximately 12,176 square feet of warehouse space located in a part of 434 Dussel Drive, Maumee, Ohio, ("Lease"). On April 24, 2001, the underlying real property and the landlord's interest in the Lease were assigned to Tolson Investments II, an Ohio corporation ("Landlord").

Assignor desires to assign all its right, title and interest as lessee under the Lease to Assignee and Assignee will assume all of Assignor's liabilities and obligations under the Lease, all on the terms set forth below.

In consideration of the premises, and of the mutual consents and agreements provided by law, effective upon execution, the parties agree as follows:

1.      Assignment: Assignor assigns to Assignee all of it's right, title and interest in and to the Lease together with all rights arising under or by virtue of the Lease.

2.      Representations and Warranties: Assignor represents and warrants to Assignee that:

a. The Lease, consisting of Twenty-Four (24) pages and Exhibits "A", "B", and "C", is in full force and effect, has not been modified or amended except for and Amendment dated April 6, 1994, and constitutes the entire agreement between Landlord and Assignor;

b. Neither Assignor nor Landlord is in default under the Lease beyond any applicable period for curing any such default, nor to Assignor's knowledge has any event or condition occurred which, with the giving of notice, the passage of time, or both, would constitute a default by either party;

c. Assignor has made no security deposit to Landlord under the Lease-

d. Assignor's next monthly rental installment is due May 1, 2005;

e. Assignor has not paid any rent under the Lease in advance of its due date;

f. Assignor has not exercised any options or rights of renewal or extension, rights of expansion, right of purchase, or rights of first refusal as may be contained in the Lease; and

g. Assignor has not been given and is not entitled to any free rent, rebates, rental abatements or rent concessions of any kind or nature whatsoever.

3.      Acceptance: Assignee accepts the assignment of Assignor's interest under the Lease and assumes and agrees to perform all of the obligations of Assignor arising or accruing under the Lease on and after the date of this Assignment.

4.      Assignor's Indemnity: Assignor shall defend, indemnify, and hold Assignee harmless from and against all loss, damage, cost and expense that may be claimed against, imposed upon or suffered by Assignee by reason of Assignor's default, failure to perform or breach of any of its obligations under the Lease prior to the date of this Assignment. Assignor shall remain liable to Landlord for the performance of all terms, covenants and conditions of the Lease to be performed by Assignee, its successors and assigns.

5.      Assignee's Indemnity: Assignee shall defend, indemnify and hold Assignor harmless from and against all loss, damage, cost and expense that may be claimed against, imposed upon, or suffered by Assignor by reason of Assignee's default, failure to perform or breach of any of its obligations under the Lease from and after the date of this Assignment. Assignee acknowledges that nothing in this Assignment shall be deemed to authorize any further assignment or other transfer in whole or in part of the interest of Assignee under the Lease in violation of any provisions of the Lease.

6.      Binding Effect: This Assignment shall be binding upon and shall inure to the benefit to the parties and their respective successors and permitted assigns. The parties acknowledge that Landlord is an intended third-party beneficiary of this Assignment.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first written above.

ASSIGNOR:                                                                        ASSIGNEE:
Anatrace, Inc.                                                                     UBS Acquisition, Inc.
By:  /s/ Don N. Gray                                                          /s/ Michael Lachman
                                                                                              Michael Lachman, CEO
                                                                                              26111 Miles Road
                                                                                              Cleveland, Ohio 44128

STATE OF OHIO                                    )
                                                                             ss.
COUNTY OF WOOD                                    )

Before me, a Notary Public in and for said County and State, personally appeared the above named Don N. Gray, who acknowledged that he did execute the foregoing document and that the same was his free act and deed.

In Witness Whereof, I have hereunto set my hand and seal this 28th day of April 2005.

s/ Michael J. Todak
Notary Public
[Notary Seal]

STATE OF OHIO

ss.
COUNTY OF WOOD

Before me, a Notary Public in and for said County and State, personally appeared the above named Michael Lachman, who acknowledged that he did execute the foregoing document and the same is his free act and deed.

In Witness Whereof, I have hereunto set my hand and seal this 28th day of April 2005.

/s/ Michael J. Todak
Notary Public
[Notary Seal]

LANDLORD'S CONSENT

to

ASSIGNMENT AND ASSUMPTION OF LEASE

Tolson Investments II, the Landlord under the Lease to which this Landlord's consent relates, hereby consents to the assignment of the Lease by Assignor to Assignee upon the following conditions:

Assignor shall remain liable for the full and due performance by the Assignee, its successors and assigns, of all terms, obligations, covenants and agreements under the Lease; and no further assignment of the Lease shall be made without the prior written consent of Landlord.

Date                                                              Harvey A. Tolson